Exhibit 99.1

Shengkai Innovations Reports First Quarter FY 2011 Results

 TIANJIN, China, Nov. 15, 2010 /PRNewswire-Asia-FirstCall/ -- Shengkai Innovations, Inc. (Nasdaq:VALV - News), a leading ceramic valve manufacturer in the People's Republic of China (the "PRC"), today announced its financial results for fiscal year 2011 first quarter ended on September 30, 2010.

Highlights for the First Quarter FY2011 and Recent Developments

•	Revenues were approximately $17.2 million, an increase of 54.6% year-over-year;

•	Revenues from the petrochemical and chemical sector, grew 94.2% year-over-year to reach approximately $5.3 million;

•	Net income was approximately $26.9 million or $0.76 earnings per diluted share, compared to a net loss of approximately $2.9 million or $0.128 loss per share in the first quarter of FY2010;

•
Non-GAAP net income was approximately $6.3 million or a 54.9% year-over-year increase after adjusting for the non-cash share-based compensation costs of approximately $1.0 million, and non-cash gain resulting from changes in the fair value of instruments of approximately $21.7 million;

•
The Company's new manufacturing facility in Tianjin commenced commercial production in September 2010 and increases our annual production capacity to 24,000 units of ceramic valves from 7,500 units, based on one-shift operation; and

•	Appointment of BDO China Li Xin Da Hua CPA Co., Ltd. as our new independent registered public accounting firm.

Mr. Chen Wang, Chairman and Chief Executive Officer of Shengkai Innovations commented, "We opened the new fiscal year with a strong quarterly result and a new manufacturing facility to meet the strong demands from our customers, in particular those within the petrochemical and chemical sectors. Our ceramic valves have been quickly recognized by Chinese oil majors and we believe the market potential remains strong for ceramic valve applications. We have also made strides into the domestic coal chemical space and international power generation markets. With the completion of our new manufacturing facility, we are now able to unlock the production capacity bottleneck we have historically been faced with to meet rising market demands for our highly durable ceramic products. We are seeing a stronger fiscal year ahead of us to create greater shareholder value."

First Quarter FY2011 Results

For the first quarter of FY2011, Shengkai Innovations' revenues were approximately $17.2 million, an increase of 54.6% from approximately $11.1 million for the same quarter of FY2010. Despite disruptions caused by the relocation of our production facility during this quarter, our production output  increased due to increased equipment and additional shifts of operations at the old facility, commencement of the new facility in mid-September 2010, as well as improved ceramic production technology to shorten the production cycle for some of our ceramic components.  The construction of our new manufacturing plant was completed in June 2010 and commercial production at the new plant began in mid-September 2010. All existing equipment and facilities were moved from the old plant into the new plant as of mid-September 2010 and the transition has been fully completed.

For the first quarter of FY2011, approximately 96.0% of our source of revenue came from customers in the electric power, petrochemical and chemical industries. The electric power industry was still the most significant component of our revenue, contributing approximately 65.3% of total revenue for the three months ended September 30, 2010. Revenue from the electric power industry was approximately $11.2 million for the three months ended September 30, 2010, an increase of approximately $3.4 million or 44.1% from approximately $7.8 million for the comparable period in fiscal 2010. The increase was primarily attributable to the broadening of our customer base and increased orders from existing customers. Approximately 27% of revenue from the electric power industry for the three-month period was generated from new customer accounts. Revenue from the petrochemical and chemical industry, our biggest potential market, was approximately $5.3 million for the three months ended September 30, 2010, an increase of approximately $2.6 million or 94.2% from approximately $2.7 million for the comparable period in fiscal 2010. The increase was primarily due to our heightened efforts to gain market share within the petrochemical and chemical industry. Approximately 35% of revenue from the petrochemical and chemical industry for the three-month period was generated from new customer accounts. Revenue from other industries, including the aluminum and metallurgy industries, was approximately $0.7 million for the three months ended September 30, 2010, an increase of approximately $0.1 million or 15.2% from approximately $0.6 million for the comparable period in fiscal 2010.

Gross profit for the three months ended September 30, 2010 was approximately $10.0 million, an increase of approximately $3.2 million, or 46.6% compared to approximately $6.8 million for the comparable period in fiscal 2010. The increase was primarily attributable to the revenue increase. The gross margin for the three months ended September 30, 2010 was 58.0%, compared to 61.1% for the comparable period in fiscal 2010. Included in total sales for the first quarter of fiscal 2011 were approximately $1 million in sales of ceramic valve components, which have a gross margin closer to the industry norm in China and much lower than our high value-added valve products, dragging down the average gross margin in the quarter. This large quantity order for valve components was made together with an order for ceramic valves as a package deal from one particular export customer.  Such a larger quantity of valve component sales is not expected to recur on a regular basis in future and we believe that our gross margin for our valve products will normalize in future quarters and maintain at historical levels.

Selling expenses for the three months ended September 30, 2010 was approximately $1.6 million, an increase of $0.6 million or 60.0%, from $1.0 million for the comparable period in fiscal 2010. The major component of selling expenses was commissions paid to agents for introducing new sales, which was approximately $1.4 million for the three months ended September 30, 2010, an increase of approximately $0.5 million or 54.6% from approximately $0.9 million for the three months ended September 30, 2009. Selling expenses as a percentage of total sales revenue slightly increased to 9.3% for the three months ended September 30, 2010 from 9.0% for the comparable period in fiscal 2010.

General and administrative expenses for the three months ended September 30, 2010 were approximately $2.1 million, an increase of approximately $1.3 million or 175.7% compared to $0.7 million for the comparable period in fiscal 2010. The increase was primarily attributable to the recognition of approximately $1.0 million of non-cash share-based compensation expenses on options granted to independent directors and management on March 31, 2010 and June 22, 2010, under the Company's 2010 Incentive Stock Plan. The increase in G&A over the comparable periods of fiscal 2010 and 2011 was also attributable to the increase in cash compensation to independent directors and management staff due to new appointments and hirings; as well as expenses for U.S. capital market-related activities, such as Nasdaq listing fees and costs for participation in investment conferences. The amortization of intangible assets for the three months ended September 30, 2010 was $231,906, an increase of $2,818 or 1.2% compared to $229,088 for the comparable period in fiscal 2010.

Operating income for the three months ended September 30, 2010 was approximately $6.3 million, compared to approximately $5.0 million for the comparable period in FY2010, up 24.8% year-over-year.

Non-GAAP operating income was approximately $7.3 million, excluding non-cash share-based compensation expenses of approximately $1.0 million, , reflecting a 45.3% year-over-year increase compared to approximately $5.0 million for the comparable period in FY2010,.

For the three months ended September 30, 2010, the Company incurred a non-cash gain for an aggregate amount of approximately $21.7 million related to its issuance of Series A warrants and Series A convertible preferred stock in the Private Placements in June and July, 2008 pursuant to provision of FASB ASC Topic 815, "Derivative and Hedging"("ASC 815"). The accounting treatment of the warrants resulted from the difference between the Company's functional currency in Renminbi and the denominated currency of the strike price of the warrants in U.S. Dollars; the accounting treatment of the preferred stock resulted from a down-round provision providing anti-dilution protection to the preferred stockholders. Both Series A warrants and the embedded conversion option of Series A convertible preferred stock are recorded as liabilities measured at fair value with changes in their fair value recognized in earnings for the three months ended September 30, 2010. Fair value of the instruments was primarily a function of the price of our Common Stock. A decrease in our stock price over the three months resulted in a decrease in the fair value of the instruments, which are liabilities; hence a gain was accordingly recognized for the reporting period.

Provision for income taxes for the three months ended September 30, 2010 was approximately $1.1 million, a decrease from approximately $1.3 million for the comparable period in FY2010. The decrease in provision for income taxes was attributable to the new preferential income tax rate in calendar 2010.  In April 2010, Shengkai, the Company's operating entity in Tianjin, China, was awarded the status of "high technology" enterprise for the calendar years 2010 through 2011. As a result of this tax status, Shengkai enjoys a preferential enterprise income tax rate of 15% starting from January 1, 2010 through December 31, 2011, and will receive a 10% refund for the income taxes paid at the standard 25% tax rate for calendar year 2010. The applicable income tax rate was 25% for the comparable period in FY2010.

Net income for the first quarter of FY2011, was approximately $26.9 million, compared to approximately $4.0 million for the same quarter of FY2010. Based on a substantially greater weighted average number of shares, diluted earnings per share were $0.76 for the quarter ended September 30, 2010, compared to a loss per share of $0.13 for the quarter ended September 30, 2009.

Non-GAAP net income for the first quarter of FY2011, was approximately $6.3 million, a 54.9% increase from non-GAAP net income of approximately $4.0 million for the same quarter in FY2010. Non-GAAP net income for the first quarter of FY2011 was derived after adjusting for the aforementioned non-cash charges of: i) share-based compensation costs of approximately $1.0 million, as a result of stock options granted to independent directors and management staff, and ii) gain from changes in fair value of instruments for approximately $21.7 million, as a result of adoption on July 1, 2010 of FASB ASC Topic 815,"Derivative and Hedging" ("ASC 815"). Non-GAAP earnings for the quarter ended September 30, 2010, were $0.18 per diluted share, compared to $0.14 per diluted share, for the quarter ended September 30, 2009. Please see the table below for a reconciliation of GAAP financial information to non-GAAP financial information.

GAAP to Non-GAAP Reconciliation Table (unaudited) (in U.S. Dollars)

	Three Months Ended September 30,
	2010	2009
GAAP - Net income	$26,945,085	$(2,854,476)
Add back / (Subtract):
Non-cash Stock Based Compensation	1,032,564	-
Changes in fair value of instruments	(21,704,751)	6,902,923
Non-GAAP Net Income	$6,272,898	$4,048,447

GAAP Earnings (loss) per share (diluted)	$0.76	$(0.13)
Non-GAAP Earnings per share (diluted)	$0.18	$0.14

Recent Developments

On July 1, 2010, the Company issued a press release announcing the appointment of BDO China Li Xin Da Hua CPA Co., Ltd. as its new independent registered public accounting firm. The Company's financials for the year ended June 30, 2010, as included in the Form 10-K for the year then ended, were audited by this new firm.

In September, the Company inaugurated its new production facility in Tianjin and immediately commenced commercial production. The Company plans to quickly ramp up production and reach the full utilization rate for designed annual production capacity of 24,000 units of ceramic valves by the end of calendar year 2010, increased from the prior manufacturing facility's designed annual capacity of 7,500 units, both based on one-shift operation. The new facility is strategically located in Tianjin Airport Economic Area, approximately 7 miles away from Tianjin Binhai International Airport and 1 hour from one of China's largest ports, Tianjin Port.

Financial Condition

As of September 30, 2010, the Company had cash and cash equivalents of approximately $19.6 million and total receivables (including trade receivables, notes receivable and other receivables) of approximately $9.3 million as compared to approximately $6.9 million as of June 30, 2010. Total current liabilities as of September 30, 2010 were approximately $8.3 million, down from approximately $9.1 million as of June 30, 2010. Additionally, the Company has no short or long term debt.

Net cash flow provided by operating activities increased to approximately $4.1 million for the first quarter ended September 30, 2010, from approximately $3.0 million for the comparable quarter in FY2010, primarily attributable to the higher net income and reduced inventories, in spite of larger working capital used between the two comparable periods in fiscal 2011 and fiscal 2010. In the first quarter of FY2011, the Company made payments in the total amount of approximately $5.8 million under the executed contracts for the new facility. As of September 30, 2010, total outstanding payment related to the new facility was approximately $8.5 million, which will substantially be settled by the end of calendar year 2010.

Business Outlook

The Company reiterates its guidance for the fiscal year ending June 30, 2011 with revenues expected to range between $93.0 million and $95.0 million, and non-GAAP net income, which excludes the non-cash change in the fair value of instruments and share-based compensation costs, between $30.0 million and $32.0 million, representing year-over-year growth of 72% - 75% and 53% - 64% on revenues and non-GAAP net income, respectively. These targets are based upon the Company's current views on operating and market conditions, which are subject to change. The Company will periodically update this guidance.

Non GAAP Financial Measures

To supplement the Company's consolidated financial statements for the three months ended September 30, 2010 and 2009 presented on a GAAP basis, the Company provided non-GAAP financial information in this release that excludes the impact of non-cash charges of i) share-based compensation costs related to the stock options granted to independent directors and management staff, and ii) changes in the fair value of instruments as a result of adoption on July 1, 2009 of FASB ASC Topic 815, "Derivative and Hedging" ("ASC 815"). The Company's management believes that these non-GAAP measures, namely non-GAAP operating and net income and non-GAAP diluted earnings per share, provide investors with a better understanding of how the results relate to the Company's current and historical performance. The additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies. Management believes that these non-GAAP financial measures are useful to investors because they exclude non-cash expenses that management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, because these measures provide a consistent method of comparison to historical periods. Moreover, management believes that these non-GAAP measures reflect the essential operating activities of the Company. In addition, the provision of these non-GAAP measures allows investors to evaluate the Company's performance using the same methodology and information as that used by the Company's management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. However, the Company's management compensates for these limitations by providing the relevant disclosure of the items excluded.

About Shengkai Innovations, Inc.

Shengkai Innovations is engaged in the design, manufacture and sale of ceramic valves, high-tech ceramic materials and the provision of technical consultation and related services. The Company's industrial valve products are used by companies in the electric power, petrochemical and chemical, metallurgy, and other industries as high-performance, more durable alternatives to traditional metal valves. The Company was founded in 1994 and is headquartered in Tianjin, the PRC.

The Company is one of the few ceramic valve manufacturers in the world with research and development, engineering, and production capacity for structural ceramics and is the only valve manufacturer in China that is able to produce large-sized ceramic valves with calibers of 6" or more. The Company's product portfolio includes a broad range of valves that are sold throughout the PRC, to Europe, North America, United Arab Emirates, and other countries in the Asia-Pacific region. The Company has over 400 customers, and is the only ceramic valve supplier qualified to supply SINOPEC. The Company also became a member of the PetroChina supply network in 2006.

Safe Harbor Statements

Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the effect of political, economic, and market conditions and geopolitical events, legislative and regulatory changes, the Company's ability to expand and upgrade its production capacity, the actions and initiatives of current and potential competitors, and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

Shengkai Innovations, Inc.
David Ming He
Chief Financial Officer
Phone: +86-22-5883-8509
Email: ir@shengkai.com
Web: http://www.shengkaiinnovations.com

Financial Tables Follow

SHENGKAI INNOVATIONS, INC.
(F/K/A SOUTHERN SAUCE COMPANY, INC.) AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS AT SEPTEMBER 30, 2010 AND JUNE 30, 2010
(Stated in US Dollars) (Unaudited)

		September 30,	June 30,
	Note	2010	2010
ASSETS		(Unaudited)	(Audited)
Current assets
Cash and cash equivalents		$19,621,870	$20,995,182
Restricted cash		2,111,426	1,849,958
Trade receivables		8,700,424	6,490,110
Notes receivable		-	73,437
Other receivables	4	611,709	325,183
Advances to suppliers		399,141	408,110
Inventories	5	1,945,395	2,556,166

Total current assets		$33,389,965	$32,698,146
Plant and equipment, net	6	7,588,301	6,120,056
Construction in progress		30,177,661	25,185,643
Land use rights, net	7	2,517,298	2,480,929
Other intangible assets, net	8	5,872,214	6,001,411
Advances to suppliers for purchase of equipment and construction		11,822,103	12,119,764

TOTAL ASSETS		$91,367,542	$84,605,949

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Notes payable	9	$2,873,923	$2,652,095
Accounts payable		2,572,264	2,848,600
Advances from customers		741,163	1,256,777
Other payables	10	908,377	1,244,839
Accruals		21,319	20,359
Income tax payable		1,140,076	1,061,783

Total current liabilities		$8,257,122	$9,084,453

Warrant liabilities		24,489,328	37,424,035
Preferred (conversion option) liabilities		31,608,596	40,378,640

Total non-current liabilities		$56,097,924	$77,802,675

TOTAL LIABILITIES		$64,355,046	$86,887,128

Commitments and contingencies	15	$-	$-

SHENGKAI INNOVATIONS, INC.
(F/K/A SOUTHERN SAUCE COMPANY, INC.) AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS AT SEPTEMBER 30, 2010 AND JUNE 30, 2010
(Stated in US Dollars) (Unaudited)

	Note	September 30, 2010	June 30, 2010
		(Unaudited)	(Audited)

STOCKHOLDERS' EQUITY
Preferred Stock – $0.001 par value 15,000,000 share authorized; 6,987,368 and 6,987,368 issued and outstanding as of September 30, and June 30, 2010 respectively.	11	$6,987	$6,987
Common stock - $0.001 par value 100,000,000 shares authorized; 23,191,165 and 23,191,165 shares issued and outstanding as of September 30, and June 30, 2010 respectively.		23,192	23,192
Additional paid-in capital		35,291,868	34,259,304
Statutory reserves		7,081,706	7,081,706
Accumulated loss		(19,741,186)	(46,686,271)
Accumulated other comprehensive income		4,349,929	3,033,903

TOTAL STOCKHOLDER'S EQUITY		$27,012,496	$(2,281,179)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY		$91,367,542	$84,605,949

SHENGKAI INNOVATIONS, INC.
(F/K/A SOUTHERN SAUCE COMPANY, INC.) AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009
(Stated in US Dollars) (Unaudited)

		Three months ended September 30,
	Note	2010	2009

Revenues		$17,174,516	$11,110,169
Cost of sales		(7,220,428)	(4,320,091)

Gross profit		$9,954,088	$6,790,078

Operating expenses:
Selling		(1,602,572)	(1,001,612)
General and administrative		(2,061,646)	(747,728)
Total Operating expenses		(3,664,218)	(1,749,340)

Income from operations		$6,289,870	$5,040,738

Other income, net		57,971	-
Interest income, net		18,744	287,712
Changes in fair value of instruments - gain/(loss)		21,704,751	(6,902,923)

Income (loss) before income taxes		$28,071,336	$(1,574,473)
Income taxes	13	(1,126,251)	(1,280,003)

Net income (loss)		$26,945,085	$(2,854,476)

Foreign currency translation adjustment		1,316,026	60,103

Comprehensive income (loss)		$28,261,111	$(2,794,373)

Basic earnings (loss) per share	14	$1.16	$(0.13)

Diluted earnings (loss) per share	14	$0.76	$(0.13)

Basic weighted average shares outstanding	14	23,191,165	22,362,500

Diluted weighted average shares outstanding	14	35,277,322	22,362,500

SHENGKAI INNOVATIONS, INC.
(F/K/A SOUTHERN SAUCE COMPANY, INC.) AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009
(Stated in US Dollars) (Unaudited)

	Three months ended September 30,
	2010	2009
		(restated)
Cash flows from operating activities
Net (loss) income	$26,945,085	$(2,854,476)
Depreciation	147,044	104,109
Amortization	231,906	229,088
Gain on disposal of property, plant and equipment	(3,780)	-
Changes in fair value of instruments – (gain)/loss	(21,704,751)	6,902,923
Stock based compensation	1,032,564	-
Changes in operating assets and liabilities:
(Increase) decrease in assets:
Trade receivables	(2,077,742)	(1,683,834)
Notes receivable	73,743	-
Other receivables	(277,752)	133,922
Advances to suppliers	14,624	(520,340)
Inventories	645,023	22,925
Increase (decrease) in liabilities:
Notes payable	175,916	(612,092)
Accounts payable	(301,712)	478,539
Advances from customers	(529,844)	948,159
Other payables	(352,668)	116,787
Accruals	616	(112,802)
Income tax payable	60,040	(192,172)
Net cash provided by operating activities	$4,078,312	$2,960,736

Cash flows from investing activities
Sales proceeds of property, plant and equipment	$-	$-
Purchase of property, plant and equipment	(9,643)	(168,807)
Payment of construction in progress	(4,521,029)	-
Advance to suppliers (equipment & construction related)	(1,011,827)	-
Payment of intangible assets	(1,966)	-
Increase in restricted cash	(228,148)	(747,158)
Net cash used in investing activities	$(5,772,613)	$(915,965)

Cash flows from financing activities
Net cash provided by financing activities	$-	$-

SHENGKAI INNOVATIONS, INC.
(F/K/A SOUTHERN SAUCE COMPANY, INC.) AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009
(Stated in US Dollars) (Unaudited)

	Three months ended September 30,
	2010	2009

Net cash and cash equivalents sourced	$(1,694,301)	$2,044,771

Effect of foreign currency translation on cash and cash equivalents	320,989	42,110

Cash and cash equivalents–beginning of period	20,995,182	38,988,958

Cash and cash equivalents–end of period	$19,621,870	$41,075,839

Supplementary cash flow information:

Interest received	$18,739	$287,712

Tax paid	1,066,211	1,472,175